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                                                                   Exhibit 10.01

                              CARDINAL HEALTH, INC.
                            MANAGEMENT INCENTIVE PLAN

1. PURPOSE. The purpose of the Cardinal Health, Inc. Management Incentive Plan (the "Plan") is to advance the interests of Cardinal Health, Inc. and its shareholders by providing certain of its key executives with incentive compensation which is tied to the achievement of pre-established and objective performance goals. The Plan is intended to provide participants with incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and should be construed to the extent possible as providing for remuneration which is performance-based compensation within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Plan, formerly known as the Performance - Based Incentive Compensation Plan, was amended on August 4, 2004.

2. DEFINITIONS. Whenever used herein, the following terms shall have their respective meanings set forth below:

      a. "Award" means the amount payable to a Participant in accordance with
Section 6 of the Plan.

      b. "Committee" means the Human Resources and Compensation Committee (the "Committee") of the Board of Directors of Cardinal Health, Inc. The Committee shall be comprised of two or more "outside directors" as that term is defined in
Section 162(m) of the Code and the regulations promulgated thereunder, as amended from time to time.

      c. "Company" means Cardinal Health, Inc. and its subsidiaries.

      d. "Effective Date" means the date set forth in Section 9(a) of the Plan.

      e. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

      f. "Participant" means an individual eligible to participate hereunder, as determined by the Committee, each of whom shall be an executive officer of the Company.

      g. "Performance Period" means any time period established by the Committee, but in no event including any period beyond the end of the fiscal year with respect to which the attainment of Performance Goal(s) relating to an Award will be determined.

      h. "Performance Goal" means any performance goal determined by the Committee in accordance with Section 5 of the Plan.

      i. "Target Award" means the amount of any Award as established by the Committee that would be payable to a Participant for any Performance Period if the Performance Goals for

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the Performance Period were fully (100%) achieved and no negative discretion was exercised by the Committee in regard to that Award pursuant to the last sentence of Section 6.

3. ADMINISTRATION. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making Awards and to make all other determinations necessary or advisable for the administration of the Plan. All decisions made by the Committee pursuant to the provisions hereof shall be made in the Committee's sole discretion and shall be final and binding on all persons.

4. ELIGIBILITY. The Committee shall designate the Participants eligible to receive Awards for each Performance Period and establish the Performance Goals applicable to each Participant for each Performance Period. An individual who becomes eligible to participate in the Plan during the Performance Period may be approved by the Committee for a partial period of participation. In such case, the Participant's Target Award and Award will be based upon performance during the portion of the Performance Period during which the Participant participates in the Plan, and the amount of the Target Award will be pro-rated based on the percentage of time the Participant participates in the Plan during the Performance Period.

5. ESTABLISHMENT OF TARGET AWARDS, PERFORMANCE PERIODS AND PERFORMANCE GOALS. For each Performance Period established by the Committee, the Committee shall establish a Target Award for each Participant. Awards shall be earned based upon the financial performance of the Company or one or more operating groups of the Company during a Performance Period; provided, however, the maximum Award that may be paid to any single Participant for any Performance Period is $7,500,000, such maximum Award amount to be pro-rated if the Performance Period is less than a full fiscal year. As to each Performance Period, within such time as established by Section 162(m) of the Code, the Committee will establish in writing Performance Goals based on one or more of the following performance measures of the Company (and/or one or more operating groups of the Company, if applicable) over the Performance Period: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders' equity;
(vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit (whether before or after taxes); (xv) operating margin;
(xvi) return on operating revenue; (xvii) market share; (xviii) contract awards or backlog; (xix) overhead or other expense reduction; (xx) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity; (xxiv) customer satisfaction; (xxv) employee satisfaction; (xxvi) management succession plan development and implementation; and (xxvii) employee retention. Except as otherwise provided herein, the extent to which the Performance Goals are satisfied will determine the amount of the Award, if any, that will be earned by each Participant. The Performance Goals may vary for different Performance Periods and need not be the same for each Participant eligible for an Award for a Performance Period.

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6.    EARNING OF AWARDS. At the end of each Performance Period, the Award will be computed for each Participant. Payment of Awards, if any, will be made in cash, subject to applicable tax withholding. Prior to payment of any Award, the Committee shall certify in writing the extent to which the established Performance Goals have been achieved. If the Performance Goals are not satisfied to the fullest extent, a recipient may earn less than the full Target Award or no Award at all. In addition, the Committee may in its sole discretion reduce individual Awards otherwise payable pursuant to the Performance Goals.

7. TERMINATION OF EMPLOYMENT. In the event the employment of a Participant is terminated by reason of death or disability during a Performance Period, unless determined otherwise by the Committee, the Participant or his legal representative, as applicable, shall receive a prorated payout with respect to the Award relating to such Performance Period. The prorated payout shall be based upon the length of time that the Participant was employed by the Company during the Performance Period and the progress toward achievement of the established Performance Goal(s) during the portion of the Performance Period during which the Participant was employed by the Company. Payment of the Award, if any, shall be made at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period. In the event of a Participant's termination of employment by the Company for any other reason prior to the end of the Performance Period with respect to an Award, the Participant shall not be entitled to any payment with respect to such Award.

8. AMENDMENT AND TERMINATION. The Committee may amend, modify or terminate the Plan at any time and from time to time. Shareholder approval of such actions will be required only as required by applicable law. Notwithstanding the foregoing, no amendment, modification or termination shall affect the payment of an Award for a Performance Period that has already ended or increase the amount of any Award.

9.    GENERAL PROVISIONS.

      a. Effective Date. The Plan shall become effective as of July 1, 1996, subject to its approval by the shareholders of Cardinal Health, Inc.

      b. Non-Transferability. Any interest of any Participant under the Plan may not be sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution, and any attempt to take any such action shall be null and void.

      c. Severability. In the event any provision of the Plan is held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

      d. Additional Arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for any Participant.

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      e. No Right to Award or Employment; Uniformity. No person shall have any claim or right to be granted an Award under this Plan and the grant of an Award shall not confer upon any Participant any right to be retained as an employee of Cardinal Health, Inc. or any of its subsidiaries, nor shall it interfere in any way with the right of Cardinal Health, Inc. or any subsidiary to terminate the employment of any Participant at any time or to increase or decrease the compensation of any Participant. There is no obligation for uniformity of treatment of Participants.

      f. Tax Withholding. The Company shall have the right to withhold or require Participants to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Award.

      g. Beneficiaries. The Committee may establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the Participant's death are to be paid. If no beneficiary is designated, the right of the Participant to receive any payment under this Plan will pass to the Participant's estate.

      h. Laws Governing. The Plan and all Awards made and action taken hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except to the extent superseded by federal law.

      i. Government Regulation. Notwithstanding any provisions of the Plan or any agreement made pursuant to the Plan, the Company's obligations under the Plan and such agreement shall be subject to all applicable laws, rules and regulations and to such approvals as may be required by any governmental or regulatory agencies.

      j. Unfunded Status of Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. With respect to any payments not yet made by the Company to a Participant or beneficiary, nothing contained herein shall give any such Participant or beneficiary any rights that are greater than those of a general creditor of the Company.

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